EXHIBIT 10.1

EXECUTION COPY

CONSULTING AGREEMENT

U.S. Concrete, Inc.

and

Eugene I. Davis

THIS AGREEMENT is entered into as of the 14th day of September, 2017 (the “Effective Date”), by and between U.S. Concrete, Inc. (“Company”) and Eugene I. Davis (hereinafter referred to as the “Consultant”) (collectively with the Company, the “Parties”). For purposes of this Agreement, the term “Company Entities” means, collectively, the Company and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which the Company has a direct or indirect ownership or investment interest of 20% or more.

WHEREAS, Consultant is currently the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, as of the Effective Date, Consultant has provided notice to the Nominating and Corporate Governance Committee of the Board that he will not stand for reelection to the Board at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”);

WHEREAS, as of the Effective Date, the Company announced that the Board has named Mr. William J. Sandbrook (“Sandbrook”), Chief Executive Officer of the Company, as Vice Chairman of the Board, and Sandbrook is anticipated to become the Chairman of the Board after the 2018 Annual Meeting; and

WHEREAS, in light of the foregoing, the Company desires to further retain the services of Consultant, and Consultant desires to render such services, all subject to and upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Consultant agree as follows:

1.	Consulting Services.

a.         Term of Service. The Company hereby retains Consultant as a consultant and independent contractor to provide the services described in Paragraph 1.b. for the period commencing on the Effective Date and ending on the date of the 2018 Annual Meeting, unless earlier terminated in accordance with Paragraph 7 below (such period of time, the “Term of Service”).

b.         Services to be Provided. The Company acknowledges and agrees that Consultant will continue to serve as Chairman of the Board until the 2018 Annual Meeting or such earlier time as Consultant may determine. In addition to his role as Chairman of the Board, Consultant shall be available on an as-needed basis to consult and advise Sandbrook, who will serve as Vice Chairman of the Board, as to the anticipated roles, duties and responsibilities of the Company’s

Chairman of the Board, including, but not limited to, managing and providing leadership to the Board, ensuring that the Company’s Directors are properly informed to make Company business decisions, acting as the Chairman at Board meetings, and assessing and making recommendations to the Board annually regarding the Board’s effectiveness (such consulting and advisory services, collectively, the “Services”).

c.         Availability and Standard of Services. Consultant hereby agrees that he will be available to provide the Services as reasonably requested by Sandbrook. Consultant agrees that he shall perform the Services in a timely and professional manner, in compliance with all policies and procedures of the Company, as well as all applicable laws, rules and regulations of the United States and any state in which his services are provided, with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2.	Independent Contractor.

a.         Consultant shall have complete discretion to determine the details, methods and means by which Consultant provides the Services. The Parties agree that Consultant’s relation to the Company shall continue to be that of a consultant and an independent contractor. As a consultant and an independent contractor, Consultant shall be free to use and dispose of such portion of Consultant’s time, energy and skill as Consultant is not obligated to devote hereunder to the Company Entities or in his capacity as Chairman of the Board, in such manner as Consultant sees fit and to such persons, firms or corporations as Consultant deems advisable so long as same does not conflict with the provisions of this Agreement or any other agreements between Consultant and any of the Company Entities.

b.         Consultant agrees that Consultant is an independent contractor and that Consultant is not entitled to and shall not claim any of the rights, privileges, or benefits of an employee of any of the Company Entities. Furthermore, nothing in this Agreement is intended or shall be deemed to create any partnership, agency, or joint venture relationship between or among the Parties. Consultant understands that, except as otherwise expressly provided for herein, Consultant will not receive any of the rights, privileges, or benefits that the Company extends to its employees, including, but not limited to, any wages, compensation, commissions, bonuses, profit sharing benefits, phantom equity, performance compensation, pension benefits, 401(k) benefits, welfare benefits, vacation, sick pay, termination or severance benefits, or other perquisites, by virtue of this Agreement or by virtue of Consultant’s provision of services to the Company. This is true even if Consultant is deemed “misclassified” or to be a “common law employee” for any purpose.

c.         All payments shall be included in Consultant’s compensation for Services rendered and accordingly reported on Consultant’s IRS Form 1099. Consultant shall bear sole responsibility for payment on behalf of Consultant of any federal, state, and local income tax withholding, social security, taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses.

d.         Notwithstanding anything herein to the contrary, Consultant, in his capacity as Chairman of the Board, shall have all fiduciary duties, rights and obligations as a member of the Board.

3.            Compensation. For all services rendered by Consultant to the Company, including, without limitation, for his services provided as Chairman of the Board, the Company shall compensate Consultant as follows:

a.         Fee. Subject to Paragraph 7 below, the Company shall pay Consultant cash fees in the amounts and on the dates set forth on Schedule A to this Agreement. Consultant acknowledges and agrees that he shall not be entitled to any Board fees in addition to the fees provided for in this Agreement and the cash fees provided hereunder are the only cash fees he is entitled to receive in respect of the Services and his services as Chairman of the Board.

b.         2016 RSU Grant/2017 RSU Grant. With respect to the restricted stock units (“RSUs”) granted to Consultant in October 2016 (the “2016 RSUs”), the remaining unvested 2016 RSUs will vest in October 2017 in accordance with the terms and conditions of the applicable RSU agreement. In addition to the 2016 RSUs and the cash fees provided for in Paragraph 3.a. above, the Company agrees to grant Consultant RSUs, no later than October 31, 2017, with a grant date fair value of $167,500, on such terms and conditions as are generally otherwise applicable to RSUs granted to Directors of the Company; provided, however, that such unvested RSUs will fully vest on May 17, 2018 and be settled in shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) as soon as practicable after such vesting date, but in no event later than thirty (30) days thereafter.

c.         Expenses. Consultant shall be entitled to reimbursement for all reasonable, actual out-of-pocket expenses incurred by Consultant in the performance of Consultant’s Services pursuant to this Agreement (“Expenses”) in accordance with Company’s standard policies for reimbursement of Director Expenses as set forth in the Company’s Form DEF 14A filed with the Securities and Exchange Commission on March 28, 2017.

4.	Company Protections.

a.         Confidential Information. During Consultant’s engagement as an independent contractor performing the Services for the Company, Consultant will have access to or become familiar with information of a confidential or proprietary nature which pertains to the business operations of the Company Entities and their respective owners, directors, members, partners, customers, clients, investors, employees, affiliates, and/or advisees (collectively with the Company Entities, the “Company Parties”) (such information, collectively, “Confidential Information”). Such Confidential Information includes, but is not limited to: (i) information about the Company Entities’ businesses and future business plans; (ii) information about the Company Entities’ strategies and development plans; (iii) financial information about the Company Entities; (iv) information about the Company Entities’ related entities; (v) information about the Company Entities’ current and potential customers, clients, and/or investors; (vi) information which is required to be maintained as confidential under governing law or regulation or under an agreement between the Company Entities with any third parties; and (vii)

information which may be identified as confidential or proprietary and/or which would otherwise appear to a reasonable person to be confidential or proprietary. Consultant agrees not to disclose any Confidential Information, directly or indirectly, or use it in any way, either during Consultant’s engagement with the Company or any time thereafter, except as required in his performance of the Services for the Company. Furthermore, Consultant agrees that, upon ceasing to perform the Services for the Company, Consultant will return to the Company any documents, materials, or data (and copies of such documents, materials, or data) containing any Confidential Information regarding or belonging to any of the Company Parties, and shall not retain any copies thereof. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement or any other agreement or Company policy, shall prevent Consultant from, or expose Consultant to criminal or civil liability under federal or state trade secret law for, (x) directly or indirectly sharing any Company Entities’ trade secrets or other Confidential Information (except information protected by any Company Entities’ attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (y) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal.

b.         Legal Process. Except as provided in Paragraph 4(a), above, Consultant agrees that in the event Consultant is served with a subpoena, document request, interrogatory, or any other legal process that will or may require Consultant to disclose any Confidential Information, whether during the Term of Service or thereafter, Consultant will immediately notify the Company of such fact, in writing (by email), and provide a copy of such subpoena, document request, interrogatory, or other legal process, unless such subpoena, document request, interrogatory, or other legal process (i) is from a court or governmental agency, and (ii) explicitly prohibits Consultant from doing so.

c.         Non-Disparagement. Except as provided in Paragraph 4(a), above, Consultant agrees that, both during the Term of Service and at all times thereafter, Consultant will not, whether in public or in private, orally, in writing, or otherwise, directly or indirectly, (i) make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage any of the Company Parties, or place any of the Company Parties in a negative light in any manner whatsoever; or (ii) aid, assist, or direct any other person or entity to do any of the foregoing, in each case except as explicitly approved, in writing, by the Company. The Company agrees to use commercially reasonable efforts to instruct the senior executives of the Company that, during the Term of Service and at all times thereafter, such individuals are not permitted to make any disparaging or defamatory comments regarding Consultant in any respect or make any comments concerning any aspect of Consultant’s relationship with any of the Company Entities. In addition, the members of the Board will not, during the Term of Service and at all times thereafter, make any disparaging or defamatory comments regarding Consultant in any respect or make any comments concerning any aspect of Consultant’s relationship with any of the Company Entities. Notwithstanding the foregoing, such obligations will not prevent Consultant, the members of the Board or any of the senior executives of the Company from testifying truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

d.         Non-Solicitation of Personnel. Consultant agrees that during the Term of Service and for a period of six (6) months thereafter, Consultant shall not, directly or indirectly, (i) solicit, induce, or encourage the resignation or termination of, or attempt to solicit, induce, or encourage the resignation or termination of, any member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Entities; (ii) interfere, or attempt to interfere, in any way with the relationship between any of the Company Entities, on the one hand, and any of their respective members, partners, principals, owners, officers, directors, employees, contractors, consultants, or other business relations on the other hand; or (iii) hire, recruit, employ, engage, or retain; or allow Consultant’s name to be used in connection with the hiring, recruiting, employing, engaging, or retention of, any person or entity who, as of such date or at some time during the six (6) months preceding such date, is or was a member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Entities; provided, however, that, without waiving or modifying any restrictions to which Consultant may be subject, the foregoing shall not prohibit Consultant or any entity for which he serves as a director, officer, employee, or consultant from general advertising not targeted towards employees of the Company or any of the Company Parties.

5.	Return of Company Property.

a.         All materials, correspondence, reports, records, charts, data, software, hardware, designs, business plans, acquisition plans, financial statements, manuals, memoranda, lists, and documents, including without limitation those containing or pertaining to any Confidential Information, delivered to or compiled by Consultant by or on behalf of the Company Entities that pertain to the business, activities or future plans of the Company Entities shall be and remain the exclusive property of the Company.

b.         All Company property that is collected or held by Consultant shall be delivered promptly to the Company, without request, upon termination of this Agreement, without regard to the cause or reasons for such termination.

6.            Lockup. Consultant agrees that, during the period beginning on the Effective Date and ending on December 31, 2018, Consultant will not, without the prior written consent of the Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by Consultant or with respect to which Consultant has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

7.            Termination. This Agreement and Consultant’s provision of the Services (which, for the avoidance of doubt, does not include Consultant’s services as Chairman of the Board) may be terminated prior to the completion of the Term of Service in any one of the following ways:

a.         Death. The death of Consultant shall immediately terminate this Agreement.

b.         By Company or Consultant. At any time prior to the expiration of the Term of Service, Consultant may, for any reason, terminate this Agreement and Consultant’s engagement as a Consultant hereunder upon providing 180 days’ advance written notice to the Company (or such shorter period of time as may be mutually agreed upon by the parties). The Company may only terminate this Agreement (but not the Consultant’s role as Chairman of the Board), with immediate effect, by written notice to Consultant if any of the following occur and have a material and adverse impact on any of the Company Entities: (1) Consultant’s willful, repeated and intentional failure to perform the Services that continues for more than thirty calendar days following the Company’s written notice of such failure; (2) Consultant’s fraud or intentional misconduct in connection with the performance of the Services; (3) Consultant’s material breach of this Agreement or any material Company policy by which he may be bound, or (4) Consultant’s conviction of, or plea of nolo contendere to, a felony.

c.         Upon termination of this Agreement pursuant to this Paragraph 7, (i) the Company shall pay to Consultant any Expenses incurred by Consultant pursuant to Paragraph 3.c. through the termination date which have not been reimbursed as of such date, which Expenses shall be reimbursed within sixty (60) days following submission by Consultant to the Company of appropriate supporting documentation, provided that claims for such reimbursements (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Consultant’s termination of service, and (ii) all rights and obligations of the Company and Consultant under this Agreement shall cease as of the termination date, including, for the avoidance of doubt, any obligations under Paragraph 3.a.; provided, however, that Paragraphs 2, 4, 6, 8, 9, 10, 11 and 12 of this Agreement shall survive.

d.         For the avoidance of doubt, in the event that, at any time prior to the expiration of the Term of Service, Consultant resigns as Chairman of the Board, Consultant will remain engaged by the Company to provide the Services in accordance with the terms of this Agreement through the Term of Service, unless the engagement is otherwise terminated in accordance with this Paragraph 7.

8.	Assignment.

a.         In the event that the Company, or any corporation or other entity resulting from any merger or consolidation referred to in this section, merges or consolidates into or with any other entity or entities, or in the event that substantially all of the assets of Company are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets are sold or transferred.

b.         This Agreement shall not be assignable by Company or by any entity resulting from any merger or consolidation or to which such assets are sold or transferred, except (i) to the continuing entity in, or the entity resulting from and as an incident of any such merger or consolidation, or (ii) to the entity to which such assets are sold or transferred, and as an incident of such sale or transfer.

c.         Neither this Agreement nor any rights hereunder shall be assignable by Consultant.

9.	Warranties and Indemnity.

a.         Consultant warrants that Consultant’s performance of the Services under this Agreement does not and will not violate any applicable law, rule, regulation, contracts with third parties, or third party rights in any patent, trademark, copyright, trade secrets, or similar right.

b.         Consultant hereby agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities, and/or expenses (including court costs and reasonable attorneys’ fees) resulting from, arising out of, or relating to any of (i) the Services performed by Consultant hereunder, (ii) any breach of the warranties made by Consultant hereunder, and (iii) any breach by Consultant of this Agreement. Consultant further agrees to indemnify and hold harmless the Company against all damages to persons or property that occur as a result of the performance of the Services hereunder by Consultant.

c.         The Company hereby agrees to indemnify and hold Consultant harmless from and against any and all claims, liabilities, and/or expenses (including court costs and reasonable attorneys’ fees) resulting from, arising out of, or relating to any breach by the Company of this Agreement.

10.	Injunctive Relief.

a.         Consultant acknowledges and agrees that his breach or threatened breach of any of the restrictions contained in Paragraph 4 of this Agreement may result in irreparable and continuing damage to the Company Entities for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, the Company Entities shall be entitled to seek and obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain such breach or threatened breach. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Paragraph 11 of this Agreement. Consultant further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company Entities’ legitimate business interests and are reasonable in nature, duration, and scope.

b.         The Company acknowledges and agrees that its breach or threatened breach of Paragraph 4.c. of this Agreement may result in irreparable and continuing damage to Consultant for which there is no adequate remedy at law. Thus, in addition to Consultant’s right to arbitrate disputes hereunder, Consultant shall be entitled to seek and obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain such breach or threatened breach. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Paragraph 11 of this Agreement. The Company further acknowledges and agrees that the covenants contained herein are necessary for the protection of Consultant’s legitimate business interests and are reasonable in nature, duration, and scope.

11.	Arbitration.

a.         Except as provided in Paragraph 10 of this Agreement, the Parties irrevocably and unconditionally agree that any present or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any federal, state, local, or foreign statute, regulation, constitution, law, ordinance, or the common law; or arising in connection with Consultant’s engagement by the Company or the termination thereof; involving Consultant, on the one hand, and any of the Company Parties, on the other hand, including both claims brought by Consultant and claims brought against Consultant, shall be submitted for resolution to binding arbitration as provided herein; provided that nothing herein shall require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any such arbitration shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with AAA’s Commercial Arbitration Rules and Procedures, as modified herein; and shall be conducted by a single arbitrator. Such arbitration will be conducted in Dallas, Texas, and the arbitrator will apply Texas law, including federal statutory law as applied in Texas courts. Except as set forth in Paragraph 10, above, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Paragraph 11 is void or voidable. The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on the parties. The Parties shall treat the arbitration as strictly confidential, and shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefings, exhibits, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the Parties’ legal counsel, who each Party shall ensure complies with these confidentiality terms. The Party that substantially prevails in an action involving any provision of this Agreement shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. Except as provided in Paragraphs 2 and 9(b) hereunder, the arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, lost opportunities, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a successful claim is brought. In agreeing to arbitrate the Parties’ claims hereunder, the Parties hereto hereby recognize and agree that they are waiving their right to a trial in court and/or by a jury.

b.         In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Dallas, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

c.         The Parties agree that, as of the Effective Date, there are no disputes between them.

12.            Press Release. The Parties agree to issue a joint press release relating to the matters covered by this Agreement no later than the last day by which a Form 8-K is required to be filed related hereto with language to be mutually agreed upon by the Parties.

13.	Miscellaneous.

a.         Acknowledgement. Consultant represents and warrants that Consultant may freely enter into this Agreement and is not subject to any contract, agreement, or restrictive covenant of any kind that would prevent Consultant from fully and freely performing under this Agreement, including the Services. Consultant further promises that should Consultant become aware of any reason Consultant cannot be engaged by the Company, or fully execute his obligations under this Agreement, Consultant will immediately notify the Company of such development, in writing. Similarly, if Consultant receives any communication from a former employer or any other person or entity claiming Consultant cannot be engaged by the Company to perform the Services, Consultant will immediately notify the Company in writing. Consultant also represents that Consultant will abide by all contractual obligations Consultant may have to all prior employers or other entities and that Consultant will not retain, review, or utilize any other person or entity’s confidential or proprietary information in connection with the Services, or share or disclose such information to any other person or entity, including the Company.

b.         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, whether written or oral, express or implied.

c.         Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, or waived, except by an instrument in writing and signed by both Parties. A waiver of any breach or failure to enforce any term or provision of this Agreement shall not in any way affect, limit, or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or provision of this Agreement.

d.         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

e.         Notices. All notices, demands and other communications hereunder shall be in writing and shall be given:

If to the Company:

U.S. Concrete, Inc.

331 N. Main Street

Euless, Texas 76039

Email: PJolas@us-concrete.com

Attention: Paul M. Jolas

If to the Consultant:

Eugene I. Davis

5 Canoe Brook Drive

Livingston, New Jersey 07039

Email: genedavis@pirinateconsulting.com

or to such other address, facsimile number, or email address, and with such other copies as such Party may hereafter specify, for the purpose of providing notice to the other Party. Each such notice, request, demand, or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this sub-paragraph and evidence of receipt is received, (ii) if sent by email, on receipt by the sender of a “read receipt” in respect of the relevant message, or (iii) if by hand delivery or overnight delivery via FedEx or UPS, upon delivery or refusal of delivery at the address specified in this sub-paragraph.

f.         Severability; Modification. If any provision or clause of this Agreement is found to be invalid or unenforceable under governing law, (i) this Agreement shall be considered severable and divisible, and the remaining provisions of this Agreement shall remain in full force and effect; and (ii) an arbitrator or court of appropriate jurisdiction shall have the authority to amend or “blue pencil” such offending provision or clause so as to make it fully valid and enforceable to the maximum extent permitted under applicable law as evidenced by the Parties’ intent hereunder.

g.         Captions. The headings and captions used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement or any provision hereof.

h.         Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CONSULTANT

/s/ Eugene I. Davis

Eugene I. Davis

FOR: U.S. CONCRETE, INC.

Title:	/s/ William J. Sandbrook

President and Chief Executive Officer